Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Announces Definitive Agreement

to Acquire Downers Grove National Bank

Burr Ridge, Illinois - (September 13, 2010) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) announced that it had entered into an Agreement and Plan of Merger (the “Agreement”) to acquire DG Bancorp, Inc. and its wholly-owned subsidiary, Downers Grove National Bank. Founded in 1955, Downers Grove National Bank is a privately held community bank with $240 million in assets and $226 million in deposits as of June 30, 2010. Downers Grove National Bank has three banking offices located in Downers Grove, Westmont and Woodridge, Illinois.

BankFinancial will purchase DG Bancorp, Inc. for approximately $2.0 million in cash. The purchase price is subject to various closing adjustments that could reduce the purchase price to $1.3 million or increase the purchase price to $5.2 million depending on DG Bancorp’s expense management and the performance and resolution of certain identified credit exposures. BankFinancial expects the transaction to be accretive to earnings within the first year, excluding the impact of transaction related expenses.

In making the announcement, BankFinancial Chairman and CEO F. Morgan Gasior said, “Downers Grove National Bank is a well-established community bank with outstanding customers, employees, and banking offices that complement our branch network very well. We are enthusiastic about extending our products and services to customers in Downers Grove and southeastern DuPage County.”

James F. Russ, Sr., Chairman and CEO of Downers Grove National Bank added, “We’re pleased to be joining BankFinancial. We see the relationship as a very good fit. It will allow us to offer greater convenience and a broader range of products and services to our customers, and BankFinancial’s community banking philosophy will allow us to continue, and even improve upon, our longstanding commitment to customer convenience and service.”

The transaction is subject to customary closing conditions, including the receipt of all necessary approvals from regulatory authorities, and is expected to close by the first quarter of 2011. Downers Grove National Bank will be merged into BankFinancial, F.S.B., a wholly owned subsidiary of BankFinancial, immediately following the completion of the transaction.

BankFinancial will conduct a conference call on Tuesday, September 14, 2010 at 9:30 a.m. Chicago Time, to discuss the transaction. The conference call may be accessed by calling 866-783-2141 and using participant passcode 74225878. The conference call will be simultaneously webcast at www.bankfinancial.com, on the “Stockholder Information” page. For those unable to participate in the conference call, the webcast will be archived through 5:00 p.m. Chicago Time, October 15, 2010 on our website. Supplemental transaction and financial information referenced in the conference call will also be available today on our website, www.bankfinancial.com, on the “Stockholder Information” page and through the EDGAR database on the SEC’s website, www.sec.gov.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will counties, Illinois. At June 30, 2010, BankFinancial Corporation had total assets of $1.566 billion, total loans of $1.124 billion, total deposits of $1.253 billion and stockholders’ equity of $259 million. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's website at www.sec.gov or on BankFinancial’s website at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:

Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President - Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg Adams Executive Vice President - Marketing & Sales BankFinancial, F.S.B. Telephone: 630-242-7234